Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNS $248 MILLION AND $.71 DILUTED EPS IN THIRD QUARTER

Maintained strong capital and liquidity; grew loans and customers;

credit quality trends remained manageable

PITTSBURGH, Oct. 16, 2008 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $248 million, or $.71 per diluted share, for the third quarter of 2008 compared with net income of $407 million, or $1.19 per diluted share, for the third quarter of 2007 and net income of $505 million, or $1.45 per diluted share, for the second quarter of 2008.

For the first nine months of 2008, the company earned net income of $1.13 billion, or $3.24 per diluted share, compared with net income of $1.29 billion, or $3.85 per diluted share, for the first nine months of 2007.

“During a time of great uncertainty, PNC posted solid third quarter results reflecting the quality of our balance sheet, and we maintained strong capital and liquidity positions,” said James E. Rohr, chairman and chief executive officer. “Our core business activities performed very well and we grew loans, deposits and customer relationships. Credit quality continued to be manageable as we adhered to our strategy of maintaining a moderate risk profile. Nonetheless, PNC was not immune to the effects of market dislocation on certain fair value assets. During these extraordinary times, we continue to believe our business model positions the company for growth.”

HIGHLIGHTS

•

PNC continued to be well capitalized. The estimated Tier 1 risk-based capital ratio was 8.2 percent at September 30, 2008. In October 2008, the PNC board of directors declared a third quarter common stock cash dividend of 66 cents a share.

•

A strong liquidity position was maintained and PNC’s franchise continued to generate deposits. Average deposits for the third quarter increased 8 percent compared with the third quarter of 2007, funding nearly 80 percent of loan growth. As a result, PNC remained core funded with a loan to deposit ratio of 88 percent at September 30, 2008.

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PNC Earns $248 Million and $.71 Diluted EPS in Third Quarter – Page 2

•

Credit quality continued to be manageable in a challenging economic environment. Net charge-offs for the third quarter of 2008 were $122 million, or .66 percent of average loans, compared with $112 million, or .62 percent, for the second quarter of 2008. The provision for credit losses for the third quarter of 2008 was $190 million compared with $186 million in the linked quarter. As a result, the ratio of the allowance for loan and lease losses to total loans increased to 1.40 percent at September 30, 2008 from 1.35 percent at June 30, 2008.

•

Securities available for sale were $31.0 billion at September 30, 2008, or 21 percent of total assets. The portfolio was comprised of well-diversified, high quality securities with US government agency mortgage-backed securities representing 39 percent of the portfolio. The remaining securities were primarily non-US government agency asset-backed and 95 percent of these had AAA-equivalent ratings.

•

PNC expanded the number of customers it serves, accelerating growth in checking relationships by adding 36,000 net new consumer and business checking relationships through organic growth in the third quarter of 2008.

•

Average loans for the third quarter of 2008 increased 13 percent over third quarter 2007 and 1 percent compared with the second quarter of 2008. The company continued to make credit available to customers.

•

Net interest income increased 31 percent in the third quarter of 2008 compared with the third quarter of 2007 and 2 percent compared with the prior quarter due to higher earning assets and lower funding costs. The net interest margin was 3.46 percent compared with 3.00 percent in the year ago quarter and 3.47 percent in the second quarter of 2008.

•

Noninterest income for the third quarter of 2008 included revenue growth from many sources of client-based fees. As previously disclosed, noninterest income was negatively affected by the continued widening of credit spreads and lack of market liquidity resulting in valuation losses of $82 million on commercial mortgage loans held for sale intended for securitization, impairment charges of $74 million on preferred stock in the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA), as well as a charge of $51 million relating to PNC’s BlackRock long-term incentive plan (LTIP) shares obligation due to an increase in the share price of BlackRock common stock.

•

Noninterest expense remained well controlled as investments in growth initiatives were tempered by disciplined expense management. Noninterest expense increased 4 percent in the third quarter of 2008 compared with the third quarter of 2007 and 2 percent compared with the linked quarter.

CONSOLIDATED REVENUE REVIEW

Net interest income totaled $1.000 billion for the quarter, an increase of 31 percent compared with $761 million for third quarter 2007 and an increase of 2 percent compared with $977 million for the linked quarter. The increase in net interest income for both periods of comparison was primarily due to the benefit of declining interest rates on PNC’s liability sensitive balance sheet that resulted in lower funding costs. Higher earning assets from acquisitions also contributed to the growth in net interest income in the prior year comparison.

Noninterest income was $654 million for the third quarter of 2008 compared with $990 million for the same quarter of 2007 and $1.062 billion for the second quarter of 2008. Noninterest income decreased $408 million compared with the linked quarter largely due to the impact of valuation losses resulting from a lack of market liquidity. Fee income from corporate services, service charges on deposits and consumer services increased in the linked quarter comparison.

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PNC Earns $248 Million and $.71 Diluted EPS in Third Quarter – Page 3

Asset management revenue decreased $17 million compared with the second quarter of 2008 mainly attributable to declines in asset values. Net securities losses of $74 million included other-than-temporary impairment on perpetual preferred stock of FHLMC and FNMA held in securities available for sale. Other noninterest income declined $339 million primarily due to valuation losses of $82 million on commercial mortgage loans held for sale intended for securitization, net of hedges, compared with a net gain of $21 million in the second quarter, $54 million of net trading losses compared with net trading gains of $53 million in the second quarter, and a charge of $51 million on the mark to market of PNC’s BlackRock LTIP shares obligation due to an increase in the share price of BlackRock common stock compared with a net gain of $80 million in the second quarter. These items were partially offset by a $61 million gain in the third quarter of 2008 resulting from a settlement of a legal contingency and reversal of a related reserve established in connection with an acquisition.

Noninterest income decreased $336 million compared with the prior year third quarter primarily due to the impact of the market volatility-related items described above other than the BlackRock LTIP shares obligation adjustment which was approximately the same in both quarters. Fund servicing revenue and service charges on deposits grew in the year over year comparison and consumer service fees decreased due to the impact of the sale of Hilliard Lyons.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the third quarter of 2008 was $1.142 billion compared with $1.099 billion in the prior year third quarter and $1.115 billion for the second quarter of 2008. The 4 percent increase compared with the third quarter of 2007 primarily resulted from investments in growth initiatives, including acquisitions, partially offset by the sale of Hilliard Lyons and lower integration costs. The 2 percent increase in noninterest expense in the linked quarter comparison was largely due to investments in growth opportunities and branding initiatives while disciplined expense management continued.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $145.6 billion at September 30, 2008 compared with $131.4 billion at September 30, 2007 and $142.8 billion at June 30, 2008. The increase compared with September 30, 2007 was primarily due to growth in loans and securities and the impact of acquisitions. The increase compared with the linked quarter end was mainly attributable to higher loans and an increase in other assets due to the pending settlement of sales of securities.

Average loans were $73.3 billion for the quarter and increased $8.5 billion, or 13 percent, compared with the year-earlier third quarter and $.5 billion, or 1 percent, compared with the second quarter of 2008. The increase in average loans compared with the third quarter of 2007 was primarily a result of higher commercial loans, acquisitions and the transfer of education loans previously held for sale to the loan portfolio during the first quarter of 2008. The increase compared with the linked quarter was largely due to growth in consumer, commercial and commercial real estate loans somewhat offset by a decline in residential mortgage loans.

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PNC Earns $248 Million and $.71 Diluted EPS in Third Quarter – Page 4

Average securities available for sale for the third quarter of 2008 were $33.8 billion, an increase of $6.7 billion, or 25 percent, compared with the third quarter of 2007 and an increase of $2.4 billion, or 8 percent, compared with the second quarter of 2008. The increase in securities over the prior year third quarter was primarily due to the addition of residential mortgage-backed, commercial mortgage-backed and asset-backed securities as part of the company’s balance sheet management activities. The linked quarter increase mainly resulted from higher US government agency residential mortgage-backed securities. Securities available for sale were $31.0 billion at September 30, 2008, consistent with June 30, 2008, and reflected an increase of $1.6 billion to $3.6 billion in the net unrealized pretax valuation loss from a decline in fair value due to the impact of widening credit spreads. The valuation adjustment did not represent credit quality concerns of any significance with the underlying assets.

Average loans held for sale were $2.1 billion for the third quarter of 2008, a decrease of $.7 billion compared with the third quarter of 2007 and a decrease of $.2 billion compared with the second quarter of 2008. The decline from third quarter 2007 was primarily due to the transfer of approximately $1.8 billion of education loans previously held for sale to the loan portfolio during the first quarter of 2008 and securitizations and sales of commercial mortgage loans held for sale. These reductions were somewhat offset by an increase in commercial mortgage loans intended for securitization primarily during the fourth quarter of 2007 that resulted from market conditions not conducive to completing securitization transactions. The portfolio of commercial mortgage loans held for sale intended for securitization was $1.5 billion at September 30, 2008 compared with $1.6 billion at June 30, 2008. Fair value adjustments on this portfolio and related hedges resulted in a loss of $82 million during the quarter, and generally did not represent credit quality concerns with the underlying assets.

Average deposits of $85.0 billion for the third quarter of 2008 grew $6.6 billion, or 8 percent, compared with the third quarter of 2007 and $1.0 billion, or 1 percent, compared with the linked quarter. Average deposits increased from the prior year third quarter as a result of acquisitions and growth in money market and time deposits. In the linked quarter comparison, the increase was due to higher time deposits in foreign offices and continued growth in retail money market deposits. The increases in both comparisons were somewhat offset by declines in retail certificates of deposit.

Average borrowed funds for the third quarter of 2008 were $32.1 billion, an increase of $6.9 billion, or 28 percent, compared with the third quarter of 2007 and an increase of $1.1 billion, or 3 percent, compared with the second quarter of 2008. The increase over third quarter 2007 was due to new borrowings to fund acquisitions and for both comparisons to fund earning asset growth.

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PNC Earns $248 Million and $.71 Diluted EPS in Third Quarter – Page 5

PNC’s Tier 1 risk-based capital ratio was an estimated 8.2 percent at September 30, 2008 compared with 7.5 percent at September 30, 2007 and 8.2 percent at June 30, 2008. The increase in the ratio from September 30, 2007 was primarily due to retained earnings and issuance of $1.3 billion of securities in the first and second quarters of 2008 that qualified as Tier 1 capital, partially offset by the impact of acquisitions, which increased risk-weighted assets and goodwill, and organic balance sheet growth. The company has not actively engaged in share repurchase activity during 2008. In October 2008, the PNC board of directors declared a quarterly common stock cash dividend of 66 cents a share.

ASSET QUALITY REVIEW

Overall asset quality at PNC migrated at a manageable pace in the very challenging credit environment. The company remained focused on maintaining a moderate risk profile. The provision for credit losses for the third quarter of 2008 was $190 million compared with $65 million in the third quarter of 2007 and $186 million in the second quarter of 2008. The increase in the provision compared with the 2007 quarter was largely attributable to general credit quality migration, including residential real estate development exposure in the commercial real estate portfolio and related sectors, and growth in total credit exposure.

Net charge-offs for the third quarter of 2008 were $122 million, or .66 percent of average loans, compared with net charge-offs of $49 million, or .30 percent, for the third quarter of 2007 and net charge-offs of $112 million, or .62 percent, for the second quarter of 2008. The increase in net charge-offs in the prior year third quarter comparison was primarily due to commercial real estate loans and home equity consumer loans.

The allowance for loan and lease losses to total loans improved to 1.40 percent at September 30, 2008 from 1.09 percent at September 30, 2007 and 1.35 percent at June 30, 2008.

Nonperforming assets at September 30, 2008 were $875 million, or 1.16 percent of total loans and foreclosed assets, compared with ratios of .46 percent at September 30, 2007 and 1.00 percent at June 30, 2008. Nonperforming assets increased $574 million compared with the balance a year ago and $142 million compared with June 30, 2008. The increases resulted primarily from higher nonaccrual residential real estate development loans and loans in related sectors. Nonperforming assets to total assets were .60 percent at September 30, 2008 compared with .23 percent at September 30, 2007 and .51 percent at June 30, 2008. The allowance for loan and lease losses to nonperforming loans was 125 percent at September 30, 2008, 274 percent at September 30, 2007 and 142 percent at June 30, 2008.

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PNC Earns $248 Million and $.71 Diluted EPS in Third Quarter – Page 6

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $79 million for the quarter compared with $246 million for the year-ago quarter and $140 million for the second quarter of 2008. The declines from both prior periods were driven by an increase in the provision for credit losses and higher noninterest expense.

Retail Banking overview:

•

Customer growth continued. Reported checking relationships increased by a net 103,000 since June 30, 2008, reflecting the conversion of Sterling Financial Corporation accounts and strong organic net growth of 36,000 checking relationships.

•

Net interest income for the third quarter of 2008 declined $42 million, or 8 percent, compared with the third quarter of 2007 and declined $6 million, or 1 percent, compared with the linked quarter. Both decreases reflected the negative impact of a lower interest credit attributed to deposits in the declining rate environment partially offset by benefits from acquisitions in the prior year quarter comparison.

•

Noninterest income for the quarter declined $6 million, or 2 percent, compared with the prior year third quarter and declined $1 million compared with the second quarter of 2008. Declines in both comparisons primarily resulted from gains in both prior periods partially offset by growth in service charges on deposits and consumer service fees including branch brokerage activities and debit card, credit card and merchant revenue. The prior year quarter comparison benefitted from acquisitions.

•

Noninterest expense for the quarter increased $63 million, or 12 percent, compared with the prior year third quarter and $24 million, or 4 percent, over the linked quarter. The increases were attributable to expense directly associated with fee income-related activities and investments in the business and in the prior year comparison the impact of acquisitions.

•

Provision for credit losses was $156 million for the third quarter of 2008 compared with $8 million in the prior year quarter and $90 million in the linked quarter. The increases in the provision reflected the economic and credit environment in PNC’s markets, mainly driven by credit migration of portfolios primarily in Maryland, Virginia and New Jersey related to residential real estate development and related sectors.

•

Average loan balances increased $4.2 billion, or 12 percent, over the year-ago quarter and declined $.2 billion, or 1 percent, compared with the second quarter of 2008. Growth over the prior year primarily resulted from acquisitions and the transfer of education loans from held for sale to the loan portfolio during the first quarter of 2008. In the linked quarter comparison managed declines in the commercial and commercial real estate loan portfolio were somewhat offset by higher education loans.

•

Average deposit balances increased $3.4 billion, or 6 percent, over the previous year third quarter and $.8 billion, or 1 percent, compared with the linked quarter. The increase over the prior year primarily was due to acquisitions. Both comparisons benefitted from growth in money market deposits. The deposit strategy of Retail Banking is to remain disciplined on pricing while targeting specific products and markets for growth.

•	PNC had 1,142 branches and an ATM network of 4,018 machines at September 30, 2008. PNC opened four new branches and consolidated 15 branches during the third quarter.

•

Assets under management were $63 billion at September 30, 2008 compared with $72 billion at September 30, 2007 and $66 billion at June 30, 2008. Declines in assets under management were related to the impact of market conditions on asset values. New business sales efforts and new client acquisition and growth were ahead of expectations.

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PNC Earns $248 Million and $.71 Diluted EPS in Third Quarter – Page 7

Corporate & Institutional Banking

Corporate & Institutional Banking earned $72 million in the third quarter of 2008 compared with $87 million in the third quarter of 2007 and $134 million in the second quarter of 2008. Revenue declines in both comparisons were largely driven by valuation losses on commercial mortgage loans held for sale intended for securitization. Higher noninterest expense was substantially offset by lower provision for credit losses in both comparisons.

Corporate & Institutional Banking overview:

•

Net interest income for the third quarter of 2008 grew $50 million, or 25 percent, compared with the third quarter of 2007 and $4 million, or 2 percent, compared with the second quarter of 2008. The increases were due to organic loan growth and, in the prior year comparison, as a result of acquisitions and higher loans held for sale.

•

Corporate service fees were $159 million in the third quarter of 2008 compared with $161 million in the third quarter of 2007 and $145 million in the second quarter of 2008. The decrease compared with the third quarter of 2007 primarily resulted from lower commercial mortgage loan servicing revenue and merger and acquisition advisory fees somewhat offset by higher treasury management fees. The increase over the linked quarter was driven by higher merger and acquisition advisory fees.

•

Other noninterest income was negative $51 million for the third quarter of 2008 compared with $23 million in the prior year third quarter and $87 million in the second quarter of 2008. Third quarter 2008 reflected $82 million of valuation losses on commercial mortgage loans held for sale intended for securitization, net of hedges, compared with income of $21 million in the second quarter. Trading revenue from customer activity was lower compared with the strong results in the linked quarter.

•

Noninterest expense increased $25 million, or 12 percent, compared with the third quarter of 2007 and $26 million, or 12 percent, compared with the linked quarter. The increase compared with the third quarter of 2007 was due to growth initiatives mainly in treasury management and writedowns of other real estate owned in both comparisons. The increase compared with the second quarter of 2008 was also due to expense associated with revenue-related activities and growth initiatives, and increased passive losses associated with low income housing tax credit investments.

•

Provision for credit losses was $31 million in the third quarter of 2008 compared with $55 million in the third quarter of 2007 and $72 million in the linked quarter. The provision for the third quarter of 2008 reflected the positive impact of a model refinement for the expected life of amortizing loans and lower growth in the specific allowance for loans considered impaired.

•

Average loan balances increased $5.2 billion, or 24 percent, from the prior year third quarter and $1.2 billion, or 5 percent, compared with the second quarter of 2008. The increases were largely due to organic loan growth from new and existing clients and acquisitions in the year-ago quarter comparison.

•

Average deposit balances for the quarter increased $1.5 billion, or 11 percent, compared with the third quarter of 2007 and $.2 billion, or 1 percent, compared with the linked quarter. The increase over the 2007 quarter was mainly due to higher time and money market deposits.

•

The commercial mortgage servicing portfolio was $247 billion at September 30, 2008 compared with $244 billion at September 30, 2007 and $248 billion at June 30, 2008. Servicing portfolio additions have been modest since the third quarter of 2007 due to the declining volumes in the commercial mortgage securitization market.

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PNC Earns $248 Million and $.71 Diluted EPS in Third Quarter – Page 8

Global Investment Servicing

Global Investment Servicing earned $34 million for the third quarter of 2008 compared with $33 million for both the third quarter of 2007 and second quarter of 2008. Servicing revenue increased $27 million, or 13 percent, from the third quarter of 2007 and declined $1 million from the linked quarter. The increase compared with the 2007 quarter primarily resulted from the acquisitions of Albridge Solutions Inc. and Coates Analytics, LP in December 2007, growth in offshore operations and opportunities the market provided for securities lending. Operating expense increased $28 million, or 18 percent, from the year ago quarter and $1 million compared with the linked quarter. The increase compared with third quarter 2007 was largely due to investments in technology, a larger employee base to support business growth and costs related to the acquisitions.

Global Investment Servicing provided accounting/administration services for $907 billion of net fund assets and provided custody services for $415 billion of fund assets as of September 30, 2008 compared with $922 billion and $497 billion, respectively, on September 30, 2007 and $988 billion and $471 billion, respectively, at June 30, 2008. The decrease in assets serviced in both comparisons was due to declines in asset values and fund outflows resulting from market conditions in the third quarter of 2008. Total fund assets serviced by Global Investment Servicing were $2.3 trillion at September 30, 2008 compared with asset servicing levels of $2.5 trillion at September 30, 2007 and $2.6 trillion at June 30, 2008.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes the earnings and gains or losses related to PNC’s equity interest in BlackRock and those related to Hilliard Lyons prior to its sale, integration costs, asset and liability management activities including net securities gains or losses and certain trading activities, equity management activities, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles (GAAP), corporate overhead and intercompany eliminations.

PNC recorded earnings of $63 million in Other for the third quarter of 2008 compared with $41 million in the third quarter of 2007 and $198 million in the second quarter of 2008. In the linked quarter comparison the decrease in earnings primarily resulted from a loss on the mark to market of PNC’s BlackRock LTIP shares obligation compared with a gain in the second quarter, higher net securities losses related to other-than-temporary impairment of securities in the available for sale portfolio and trading losses somewhat offset by higher net interest income. In the comparison with the third quarter of 2007, earnings increased mainly due to higher net interest income and lower integration costs somewhat offset by trading and equity management losses compared with gains in the prior year third quarter and higher net securities losses.

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PNC Earns $248 Million and $.71 Diluted EPS in Third Quarter – Page 9

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 9:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at 800-990-2718 or 706-643-0187 (international). The related financial supplement and presentation slides to accompany the conference call remarks may be found at www.pnc.com/investorevents. A taped replay of the call will be available for one week at 800-642-1687 or 706-645-9291 (international), conference ID 66613572.

In addition, Internet access to the call (listen only) and to PNC’s third quarter 2008 earnings release, supplemental financial information and presentation slides will be available at www.pnc.com/investorevents. A replay of the webcast will be available on PNC’s Web site for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

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PNC Earns $248 Million and $.71 Diluted EPS in Third Quarter – Page 10

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our Form 10-K for the year ended December 31, 2007 and our first and second quarter 2008 Form 10-Qs, including in the Risk Factors and Risk Management sections of those reports, and in our other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings.

•

Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

–	Changes in interest rates and valuations in the debt, equity and other financial markets.

–	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

–	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

–	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

–	Changes in customer preferences and behavior, whether as a result of changing business and economic conditions or other factors.

–	Changes resulting from the newly enacted Emergency Economic Stabilization Act of 2008.

•

A continuation of recent turbulence in significant portions of the global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting our counterparties and the economy generally.

•

Our business and financial performance could be impacted as the financial industry restructures in the current environment, both by changes in the creditworthiness and performance of our counterparties and by changes in the competitive landscape.

•

Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current expectations that interest rates will remain low through 2009 with continued wide market credit spreads and our view that national economic conditions currently point toward a recession followed by a subdued recovery.

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PNC Earns $248 Million and $.71 Diluted EPS in Third Quarter – Page 11

•

Our operating results are affected by our liability to provide shares of BlackRock common stock to help fund certain BlackRock long-term incentive plan (“LTIP”) programs, as our LTIP liability is adjusted quarterly (“marked-to-market”) based on changes in BlackRock’s common stock price and the number of remaining committed shares, and we recognize gain or loss on such shares at such times as shares are transferred for payouts under the LTIP programs.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity and funding. These legal and regulatory developments could include: (a) the unfavorable resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to laws and regulations involving tax, pension, education lending, and the protection of confidential customer information; and (e) changes in accounting policies and principles.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives and capital management techniques.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•

Our business and operating results can also be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com.

We grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with risks in addition to those presented by the nature of the business acquired. In particular, acquisitions may be substantially more expensive to complete (including as a result of costs incurred in connection with the integration of the acquired company) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. In some cases, acquisitions involve our entry into new businesses or new geographic or other markets, and these situations also present risks resulting from our inexperience in these new areas. As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues related to the pre-acquisition operations of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs arising as a result of those issues. Our acquisition of Sterling Financial Corporation (“Sterling”) presents regulatory and litigation risk, as a result of financial irregularities at Sterling’s commercial finance subsidiary, that may adversely impact our financial results.

[TABULAR MATERIAL FOLLOWS]

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The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Nine months ended
	September 30 2008	June 30 2008	September 30 2007	September 30 2008	September 30 2007
FINANCIAL RESULTS
Dollars in millions, except per share data
Revenue
Net interest income	$1,000	$977	$761	$2,831	$2,122
Noninterest income	654	1,062	990	2,683	2,956

Total revenue	$1,654	$2,039	$1,751	$5,514	$5,078

Noninterest expense	$1,142	$1,115	$1,099	$3,299	$3,083

Net income	$248	$505	$407	$1,130	$1,289

Diluted earnings per common share	$.71	$1.45	$1.19	$3.24	$3.85
Cash dividends declared per common share	$.66	$.66	$.63	$1.95	$1.81

SELECTED RATIOS
Net interest margin (a)	3.46%	3.47%	3.00%	3.34%	3.00%
Noninterest income to total revenue (b)	40	52	57	49	58
Efficiency (c)	69	55	63	60	61
Return on:
Average tangible common shareholders’ equity	20.88%	37.47%	26.12%	28.84%	26.43%
Average common shareholders’ equity	7.13	13.99	11.25	10.63	12.62
Average assets	.69	1.44	1.27	1.07	1.44

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2008, June 30, 2008, and September 30, 2007 were $9 million, $10 million, and $6 million, respectively. The taxable-equivalent adjustment to net interest income for the nine months ended September 30, 2008 and September 30, 2007 were $28 million and $20 million, respectively.
(b)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(c)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.

	Three months ended			Nine months ended
	September 30 2008	June 30 2008	September 30 2007	September 30 2008	September 30 2007
BUSINESS SEGMENT EARNINGS (d) (e)
In millions
Retail Banking (f)	$79	$140	$246	$414	$665
Corporate & Institutional Banking	72	134	87	208	341
Global Investment Servicing (formerly, PFPC)	34	33	33	97	96
Other, including BlackRock (e) (f)	63	198	41	411	187

Total consolidated net income	$248	$505	$407	$1,130	$1,289

(d)	Our business segment information is presented based on our management accounting practices and management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change.
(e)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our third quarter 2008 report on Form 10-Q will provide additional business segment disclosures for BlackRock.
(f)	Amounts for the periods presented reflect the reclassification of the results of Hilliard Lyons, which we sold on March 31, 2008, and the gain on such sale from Retail Banking to “Other, including BlackRock.”

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30 2008	June 30 2008	September 30 2007
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$145,610	$142,771	$131,366
Loans, net of unearned income	75,184	73,040	65,760
Allowance for loan and lease losses	1,053	988	717
Securities available for sale	31,031	31,032	28,430
Loans held for sale	1,922	2,288	3,004
Goodwill and other intangibles	9,921	9,928	8,935
Equity investments	6,735	6,376	5,975
Deposits	84,984	84,689	78,409
Borrowed funds	32,139	32,472	27,453
Shareholders’ equity	14,218	15,108	14,539
Common shareholders’ equity	13,712	14,602	14,532
Book value per common share	39.44	42.17	43.12
Common shares outstanding (millions)	348	346	337
Loans to deposits	88%	86%	84%

ASSETS ADMINISTERED (billions)
Managed	$63	$66	$77
Nondiscretionary	106	111	112

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$907	$988	$922
Custody assets	415	471	497

CAPITAL RATIOS
Tier 1 risk-based (a)	8.2%	8.2%	7.5%
Total risk-based (a)	11.9	11.9	10.9
Leverage (a)	7.2	7.3	6.8
Tangible common equity (b)	3.6	4.3	5.2
Common shareholders’ equity to assets	9.4	10.2	11.1

ASSET QUALITY RATIOS
Nonperforming loans to total loans	1.12%	.95%	.40%
Nonperforming assets to total loans and foreclosed assets	1.16	1.00	.46
Nonperforming assets to total assets	.60	.51	.23
Net charge-offs to average loans (for the three months ended)	.66	.62	.30
Allowance for loan and lease losses to total loans	1.40	1.35	1.09
Allowance for loan and lease losses to nonperforming loans	125	142	274

(a)	The ratios as of September 30, 2008 are estimated.
(b)	Common shareholders’ equity less goodwill and other intangible assets net of deferred taxes (excluding mortgage servicing rights) divided by assets less goodwill and other intangible assets net of deferred taxes (excluding mortgage servicing rights).